Exhibit 99
Press Release
November 9, 2005

     Future Fuels, Inc. Exercises Lease/Permit Option and Secures Feedstock
                     for Proposed Waste-To-Ethanol Facility

Washington, D.C., November 9, 2005 (PRIMEZONE) Five weeks after signing a lease option and environmental permit agreement to develop a site for what is proposed to be the first waste-to-ethanol production facility in the northeast United States, Future Fuels, Inc. (FFI), a subsidiary of Nuclear Solutions, Inc. (OTCBB:NSOL), announced today that it has exercised that option. FFI signed a lease for an approximate six-acre site in Toms River, New Jersey. According to the lease agreement, the terms of which are disclosed in an 8-K Informational Filing with the U.S. Securities and Exchange Commission, FFI committed to a fifteen-year lease, renewable for up to 90 years, in exchange for cash, equity and a three percent share of net profits.

"Clearly, the decision to exercise this option now and to conclude the terms well before the December 1st date indicates our confidence in our progress in securing the remaining components critical to operating a waste-to-ethanol conversion facility. Once those remaining elements are finalized, this lease agreement gives FFI a strategic advantage by bringing land, permits and feedstock into play in expediting the facility's development to meet increased market demand for alternative fuels. Moreover, since one of the sources of feedstock is tires, we welcome the favorable consideration shown by the New Jersey Solid and Hazardous Waste Program Office toward our proposed facility and toward our intended efforts to produce ethanol from waste products otherwise destined for landfills in a manner that has positive implications for the environment," explains FFI President Jack Young.

In conjunction with signing the lease agreement, FFI executed a feedstock agreement which includes access to on-site environmental permits and guarantees FFI an on-site feedstock source believed adequate for the operation of the proposed 52 million gallon waste-to-ethanol production facility. Pre-approved state and local environmental permits believed sufficient to operate the facility in Toms River have eliminated the typical 3 to 5 year permitting process, thereby assisting FFI in the acceleration of its ability to construct its new ethanol production facility. Moreover, with acquisition rights to the on-site, immediately available source of feedstock suitable for conversion into ethanol, FFI is not subject to the uncertainties of weather conditions, seasonality and transportation logistics that typically affect the supply and costs of feedstock. While feedstock is typically a major cost component in the overall ethanol production process, securing an appropriate feedstock source within the context of the concluded lease agreement significantly minimizes or altogether eliminates this cost factor for FFI.

Future Fuels, Inc., a subsidiary of Nuclear Solutions, Inc., focuses on implementing technology to transform low-value, end-of-life carbonaceous waste materials such as used tires, waste coal, wood wastes, raw sewage, discarded corn stalks, and other agricultural byproducts into high-value, environmentally-friendly, clean-burning ethanol. Future Fuels, Inc.'s operations and financial results will be reported on a consolidated basis within Nuclear Solutions, Inc.'s public filings. Contact 202-536-4653 for more information about Future Fuels, Inc.

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                                   DISCLAIMER

         The matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties such as our plans, objectives, expectations, and intentions. You can identify these forward-looking statements by our use of words such as "to develop," "proposed," "what is proposed," "once," "to exercise," "to meet," "indicates," "believed," "it is believed," "believed sufficient," "focuses," or other similar words or phrases. Some of these statements include discussions regarding our future business strategy and our ability to generate revenue, income and cash flow.

         With regards to forward-looking statements on the proposed waste-to-ethanol facility, a facility like this has never before been constructed nor operated and there are inherent risks associated with the establishment of such new operations. There could be unexpected problems or delays in the funding, construction and operation of the facility. While we believe that the appropriate technologies for waste-to-ethanol conversion are commercially available, we cannot guarantee that commercially available technologies will be suitable for producing ethanol in the proposed Future Fuels, Inc. facility.

         Overall, actual future results for Nuclear Solutions, Inc., and its subsidiary Future Fuels, Inc., could differ significantly from statements contained in the press release. Factors that could adversely affect actual results and performance include, among others, the companies' limited operating history, dependence on key management, financing requirements, technical difficulties commercializing any projects, government regulation, technological change, and competition. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Additionally, patent pending status or licensing does not guarantee that a patent will issue or that the technology will be commercially successful. Accordingly, reference should be made to Nuclear Solutions, Inc.'s periodic filings with the U.S. Securities and Exchange Commission, also available through the web site at www.nuclearsolutions.com.